Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST OF

ISHARES BITCOIN TRUST

THIS Certificate of Amendment to Certificate of Trust of iShares Bitcoin Trust (the “Trust”) is being duly executed and filed by the undersigned, as trustee, to amend the Certificate of Trust of the Trust under the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.) (the “Act”).

1.         Name. The name of the Trust whose Certificate of Trust is being amended hereby is iShares Bitcoin Trust.

2.         Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to iShares Bitcoin Trust ETF.

3.         Effective Date. This Certificate of Amendment shall be effective on August 8, 2024 at 12:01a.m.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

BLACKROCK FUND ADVISORS, in its

capacity as Administrative Trustee

By:_/s/ Bryan Bowers_______________________
Name: Bryan Bowers
Title: Director